Exhibit 10.2
AGREEMENT CONCERNING EXCLUSIVE SERVICES,
CONFIDENTIAL INFORMATION, BUSINESS OPPORTUNITIES,
NON-COMPETITION, NON-SOLICITATION AND WORK PRODUCT
BETWEEN THE COMPANY’S PREDECESSOR AND THOMAS L. MONAHAN III,
DATED AS OF AUGUST 20, 2997
     This Agreement is made this 20th day of August, 1997, by and between The Corporate Advisory Board Company, including its affiliates, successors and assigns (the “Company”) and Tom Monahan (the “Employee”).
R E C I T A L S
     R1. The Company is engaged in the business of providing research and advisory services to individual members in various industries, including without limitation such services as short-answer or custom research on demand, multiple client or syndicated studies, benchmarking data and databases and conferences, seminars, training and education. In order to remain competitive in this business, the Company must protect its good will, its base of members and prospective members, its employees, its confidential and proprietary information, and the work product of its employees.
     R2. The Company has offered employment or continued employment to the Employee. During the course of employment, the Employee will develop important contacts with the members and prospective members of the Company, and will also become aware of certain methods, practices, information and procedures with which the Company conducts its business, all of which are considered confidential and proprietary by the Company. The Employee may also prepare studies and other written materials using the Company’s resources.
     R3. The Company and the Employee agree that it is reasonable and necessary to enter into an Agreement to protect the Company’s good will, its base of members and prospective members, its employees, its confidential and proprietary information, and its work product.
     NOW, THEREFORE, in consideration of the recitals above, initial and/or continued employment, participation in the Company’s employee benefit programs as reflected in the Liquid Markets Agreement, Substitution Agreement and Stock Option Agreement between the Employee and the Company (the “Employee Benefit Programs”) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
1. Exclusive Services
     During the term of employment, the Employee shall at all times devote his/her entire working time, attention, energies, efforts and skills to the business of the Company, and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Company. The Employee shall not, without prior written permission of the Company, directly or indirectly, either as an officer, director, employee, agent, adviser, consultant, principal, stockholder, partner, owner or in any other capacity, on his/her own behalf of otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to the best of his/her knowledge, is about to become, engaged in the same or substantially similar business lines as the Company or any of its affiliates or which otherwise competes with or is about to compete with the Company or any of its affiliates.
2. Confidential Information
     Except as may be required and authorized in the course of his/her employment with the Company, the Employee shall not at any time during his/her employment with the Company or after the termination thereof for any reason disclose or use, directly or indirectly, any confidential or proprietary information of the Company or its affiliates. For the purposes of this Agreement, “confidential or proprietary information” shall mean all information disclosed to the Employee, or known by him/her as a consequence of or through his/her employment with the Company, where such information is not generally known in the trade or industry or which is considered confidential by the Company or was the subject of efforts by the Company to maintain its confidentiality, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of the Company or its affiliates. Such information includes, but is not limited to, trade secrets as defined by the District of Columbia Trade Secrets Act, D.C. Code § 48-501 et seq., business and development plans (whether contemplated, initiated or completed), business contacts, methods of operation, policies, results of analysis, member and prospective member lists, employee lists, business forecasts, financial data, advertising and marketing methods, manuals, training materials, management, performance review, project assessment and all other forms and documents used in management of the Company’s employees and in performing work for the Company, reports, correspondence, data collection forms and other documents provided to members, syndicated, multi-client studies, custom research reports, statements, reports, strategic information and other information distributed to policy or management committee members, information relating to costs and revenues, and similar information.
3. Return of Company Property
     Upon termination of employment for any reason, the Employee shall immediately return to the Company all of the Company’s and its affiliates’ property and confidential or proprietary information which is in tangible form (including, but not limited to, all correspondence, memoranda, files, manuals, books, lists, records, equipment, computer disks, magnetic tape, and electronic and other media and equipment) and all copies thereof in the Employee’s possession, custody or control, provided that the Employee may retain one copy of each published study to which he/she contributed personally.
4. Business Opportunities
     During the term of his/her employment, the Employee shall promptly disclose to the Company each business opportunity of a type which, based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that the Employee’s employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to the Employee.
5. Covenant Not to Compete
     (a) Except as otherwise provided in Section 5(b) below, if the Employee’s employment is terminated by the Company for Cause, or if the Employee voluntarily resigns for any reason, the Employee shall not, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of two (2) years following such termination, (i) provide “Company Services” or work for or provide services to any person or entity that provides “Company Services,” within a one hundred (100) mile radius of any city or location in the United States or in any foreign country in which the Company or its affiliates has an office, is or has engaged in business, or proposes to engage in business as of the date of the Employee’s termination; or (ii) solicit or offer to provide or provide “Company Services,” or work for a person or entity that solicits or offers to provide or provides “Company Services,” to any person or entity who was a member of the Company or its affiliates or was directly or indirectly solicited to be a member of the Company or its affiliates at any time during the two-year period prior to the termination of the Employee’s employment with the Company. For the purposes of this Section 5(a), the term “Company Services” shall mean: (aa) providing short-answer or custom research on demand, including without limitation literature or database searches, telephone interviews, or other research of the same or substantially similar type as that provided by the Company or its affiliates; or (bb) preparing published multiple client or syndicated studies, including without limitation studies of the same or substantially similar type provided by the Company or its affiliates; or (cc) selling benchmarking data and databases of the same or substantially similar type provided by the Company or its affiliates; or (dd) providing conferences, seminars, training or education of the same or substantially similar type provided by the Company or its affiliates; or (ee) providing any other services or products not described in (aa) through (dd) above that the Company or its affiliates is providing, has provided or proposes to provide as of the date of the Employee’s termination; where any of the foregoing services described in (aa) through (ee) above are provided to any of the following: physicians, hospitals, health plans, pharmaceutical companies, insurance companies, managed care companies, commercial banks, brokerage houses, mutual fund companies or Fortune 1000 companies. Notwithstanding the foregoing, the Employee may upon termination in the situations described above work as a consultant or for a consulting firm, provided he/she complies with all of the provisions of this Section 5(a). The Company may release the Employee from some or all of the restrictions in this section only in a written instrument signed by the Employee and the Chairman of the Company.
     For the purposes of this Section 5(a), “Cause” for termination shall mean the commission of an act of fraud, theft or dishonesty against the Company; arrest or conviction for any felony; arrest or conviction for any misdemeanor involving moral turpitude which might, in the Company’s reasonable opinion, cause embarrassment to the Company; misconduct; substance abuse; insubordination; violation of Company policy; willful or repeated non-performance or substandard performance of duties; violation of any District of Columbia, state or federal laws, rules or regulations in connection with or during performance of work; or Performance Inconsistent with Past Levels of Contribution. For the purposes of this Section 5(a), “Performance Inconsistent with Past Levels of Contribution” means any neglect of, or refusal or inability to perform, the Employee’s duties or responsibilities with respect to the Company with the same level of contribution as in part periods of employment; or any insubordination, dishonesty, negligence or malfeasance in the performance of such duties and responsibilities; or the taking of actions which impair the Employee’s ability to perform such duties and responsibilities; or any material violation of Company rules or regulations.
     (b) In the event of an Approved Sale or an Initial Public Offering prior to the date of the Employee’s termination, the two year limitation period set forth in Section 5(a) above shall be extended an additional one (1) year (for a total of three (3) years from the date of termination). For purposes of this Agreement, an “Approved Sale” shall mean a transaction or a series of related transactions that result in a bona fide unaffiliated change of more than fifty percent (50%) of the economic beneficial ownership of (A) the Company or (B) a functional unit or division of the Company in which the Employee is employed (disregarding for purposes of this Section 5 any disparate voting rights attributable to the outstanding capital stock of the Company), whether pursuant to the sale of the capital stock of the Company, the sale of the assets of the Company, or a merger or consolidation involving the Company. However, an Approved Sale shall not include (i) an issuance by the Company of its own capital stock, or (ii) a gift of the capital stock of the Company. For purposes of this Agreement, an “Initial Public Offering” shall mean the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering any of the capital stock of the Company and the completion of the sale thereunder, if as a result of such sale (aa) the issuer becomes a reporting company under Securities Exchange Act of 1934, as amended, and (bb) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the NASDAQ National Market System.
     (c) The Employee agrees that the restrictions imposed upon him/her by the provisions of this section are fair and reasonable considering the nature of the Company’s business, and are reasonably required for the protection of the Company. The Employee further agrees that the provisions of Section 5(a) relating to areas of restriction, member limitations, or time periods of restriction were specifically discussed in good faith and are acceptable to the Employee. Nevertheless, to the extent that these restrictions exceed the maximum areas of restriction, member limitations or periods of time which a court of competent jurisdiction would enforce, the areas of restriction, member limitations or time periods shall be modified by such court to be the maximum areas of restriction, member limitations or time periods which such court would enforce in any state in which such court shall be convened. If any other part of Section 5(a) is held to be invalid or unenforceable, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable portions were absent. In addition, both during and subsequent to his/her term of employment and at such times as the Company may reasonably request, the Employee agrees to provide the Company with such information as may be necessary to demonstrate his/her compliance with the terms and conditions of this Agreement.
     (d) Notwithstanding anything set forth above to the contrary, if the Company notifies the Employee in writing within thirty (30) days of his or her termination without Cause of the Company’s desire to have the provisions of Section 5(a) of this Agreement apply to the Employee, the Employee must comply with the provisions of Section 5(a) as if he or she was terminated for Cause or voluntarily resigned for a period of one (1) year from such termination, provided the Company agrees to pay the Employee, in monthly installments, one hundred twenty-five percent (125%) of the Employee’s base salary at the time of termination over such one (1) year period. In addition, if the Company notifies the Employee in writing within thirty (30) days of the end of the one-year period of non-competition provided by this Section 5(d) of the Company’s desire to extend such one-year period for an additional one (1) year period (for a total of two years from the date of termination), the Employee must comply with the provisions of Section 5(a) as if he or she was terminated for Cause or voluntarily resigned for a period of one (1) additional year, provided the Company agrees to pay the Employee, in monthly installments, one hundred twenty-five percent (125%) of the Employee’s base salary at the time of termination over such additional one-year period.
     (e) For purposes of this Agreement, the term “affiliates” shall mean a corporation of which 50 percent or more of the total combined voting power or value of all classes of capital stock are, directly or indirectly, owned by the Company or by the beneficial shareholders of the Company. Without limiting the foregoing, The Advisory Board Company, a Maryland corporation, shall be an affiliate of the Company.
6. Solicitation of Employees
     The Employee agrees that during the term of his/her employment, and for a period of two (2) years after termination of such employment for any reason, he/she shall not, except in the course of his/her duties for the Company, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at the time is a current employee of the Company or its affiliates, or who left such employ within the preceding six (6) months, to leave the employ of the Company or to accept employment with another employer besides the Company or as an independent contractor, or offer employment to or hire such person, or work for any person or entity that offers employment to or hires such person. In the event of an Approved Sale or an Initial Public Offering prior to the date of the Employee’s termination, the two year limitation period set forth in this Section 6 shall be extended an additional one (1) year (for a total of three (3) years from the date of termination).
7. Copyrightable Materials
     The Employee shall disclose promptly in writing and assign immediately, and hereby assigns to the Company, all of the Employee’s right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking or other databases, techniques, know-how, data, developments or discoveries, whether or not copyrightable (hereinafter referred to collectively as “Work Product”), which the Employee may make or conceive, or first reduce to practice or learn either solely or jointly with others, during the employment period with the Company or its affiliates through the Employee’s work with the Company or its affiliates or with any other person or entity pursuant to an assignment by the Company. The Employee acknowledges the special interest the Company holds in its processes, techniques and technologies in producing its editorial works and agrees that such processes, techniques and technologies shall not be directly or indirectly used or distributed by the Employee for the interests of any person or entity besides the Company.
     (a) All disclosures and assignment made pursuant to this Agreement are made without royalty or any additional consideration to the Employee other than the regular compensation paid to the Employee by the Company or its affiliates.

     (b) The Employee shall execute, acknowledge and deliver to the Company or its affiliates all necessary documents, and shall take such other action as may be necessary to assist the Company in obtaining by statute, copyrights, trademarks or other statutory or common law protections for the Work Product covered by this Agreement, vesting title and right in such copyrights, trademarks and other protections in the Company and its designees. The Employee hereby agrees that the Work Product constitutes a “work made for hire” in accordance with the definition of that term under the U.S. copyright laws. The Employee shall further assist the Company or its affiliates in every proper and reasonable way to enforce such copyrights, trademarks and other protections as the Company may desire. The Employee’s obligation to deliver documents and assist the Company or its affiliates under this Agreement applies both during and subsequent to the term of his/her employment.
     (c) Any Work Product which the Employee may disclose to anyone within six (6) months after the termination of his/her employment, or for which the Company or its affiliates may file an application for copyright, trademark or other statutory or common law protection within eighteen (18) months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of Employee’s employment and fully subject to the terms and conditions set forth herein; provided that if the Employee, in fact, conceived any such Work Product subsequent to the termination of the employment and such Work Product is not based upon or derived from confidential or proprietary information of the Company or its affiliates or does not relate to the scope of work performed by the Employee pursuant to his/her employment duties with the Company or its affiliates, then such Work Product shall belong to the Employee and shall be the Employee’s sole property. Employee assumes the responsibility of establishing by competent legal evidence that such Work Product is not based on such confidential or proprietary information and that the Employee conceived any such Work Product after the termination of his/her employment.
     (d) The Employee represents that the Work Product does not infringe any copyright or other proprietary right of any person or entity.
     (e) Attached to and made as part of this Agreement as Exhibit A is a complete list of all Work Product, whether or not copyrighted, which has been made or conceived or first reduced to practice by the Employee alone or jointly prior to the date of his/her employment with the Company or its affiliates. Such Work Product shall be excluded from the operation of this Agreement. If there is no such list on Exhibit A, the Employee represents that no such Work Product exists at the time of signing this Agreement.
8. Severability
     If any provision of this Agreement shall be determined, by a court having jurisdiction, to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected but shall continue in full force and effect as though such invalid, illegal or unenforceable provision were not originally a part of this Agreement.
9. Specific Performance, Liquidated Damages, and Attorney’s Fees
     The Employee acknowledges that a breach of any of the provisions of this Agreement may result in continuing and irreparable damages to the Company or its affiliates for which there may be no adequate remedy at law and that the Company or its affiliates, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining the Employee from committing or continuing to commit any breach of this Agreement both pending further legal proceedings and for appropriate periods in the future. Furthermore, the Employee understands that his/her breach of this Agreement may cause monetary damages to the Company or its affiliates that are difficult to calculate. Thus, should the Employee breach and term of this Agreement, he/she shall be required to pay the Company or its affiliates as liquidated damages 100% of the value of all cash payments (including gain from the sale of stock obtained on exercise of any options) he/she has received with respect to the Employee Benefit Programs during the five-year period preceding said breach and he/she shall forfeit 100% of the value of all such cash payments to which he/she may be entitled in the future. The Employee agrees that the foregoing amount of liquidated damages is reasonable and does not constitute a penalty. If the Company or its affiliate is the prevailing party in any action for breach of this Agreement, the Employee shall reimburse the Company for its reasonable attorneys’ fees and costs incurred in such action. The Employee also agrees that any applicable time period limitation on any provision of this Agreement (such as the two year or three year limitation periods set forth in Sections 5(a) and 6 above) shall be extended on a day-for-day basis for each day during which the Employee is in breach of this Agreement.
10. Choice of Law
     This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia, irrespective of the principles of conflicts of law therein.
11. Limitations of Agreement
     This Agreement does not constitute a contract of employment for a definite period of time. Either party may terminate the employment relationship with or without cause at any time for any lawful reason. The provisions of this Agreement shall survive the termination of the employment relationship between the Company and the Employee.
12. Successors and Assigns
     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, the Employee shall not assign his/her obligations under this Agreement without the express written consent of the Company and its successors and assigns.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EMPLOYEE	THE CORPORATE ADVISORY BOARD COMPANY

By: /s/ Thomas L. Monahan III Print Name: Thomas L. Monahan III	By: /s/ Michael A. D’Amato Print Name: Michael A. D’Amato Title: Chief Financial Officer Date: September 25, 1997
Date: September 27, 1997